UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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LNB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

AMG Investments, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMG Investments, LLC
8500 Station Street, Suite 113
Mentor, Ohio 44060
Phone: 440-951-1111
Fax: 440-255-8645
February ___, 2008
Dear Fellow LNB Shareholder:
We are writing to ask for your support in connection with a special meeting of LNB Bancorp, Inc. to be held on ______, 2008, at _____ local time, at __________________. The attached proxy statement and the enclosed BLUE proxy card are being furnished by AMG Investments, LLC. AMG owns 8.2% of LNB’s outstanding shares and has, with the support of many other LNB shareholders, called for this special meeting. At the meeting, you will consider amendments to LNB’s governing documents regarding de-classification of the board, the size of the board, and the removal of directors and filling of vacancies, as well as changes to the composition of the board itself.
We are disappointed in LNB’s performance and believe it is imperative for LNB’s management and the board of directors to take immediate steps to maximize shareholder value. The numbers speak for themselves. LNB’s net income has steadily decreased every year for several years. This trend continues in 2007 — net income for the first nine months of 2007 is down nearly 15% compared to 2006.
Not surprisingly, given LNB’s poor financial performance, LNB’s stock price has also steadily declined over the last several years. LNB’s stock price fell from a high of over $20 per share in January of 2005 to a low of under $13 per share in January of 2008. In addition, LNB compares poorly to other Ohio banks in a number of key performance indicators.
LNB’s management protests that they have a long-term plan and that we should give them more time. Enough is enough. We don’t believe that LNB’s “plan” is working. We believe that LNB must formulate and implement a plan to improve its performance or consider strategic alternatives. LNB needs new leadership now.
We appreciate your support.
Respectfully,
AMG Investments, LLC

/s/ Richard M. Osborne and /s/ Steven A. Calabrese
By Richard M. Osborne and Steven A. Calabrese, Co-Managers

SPECIAL MEETING OF SHAREHOLDERS
OF LNB BANCORP, INC.
PROXY STATEMENT OF
AMG INVESTMENTS, LLC
Please sign, date and mail the enclosed BLUE proxy card today
This proxy statement and enclosed BLUE proxy card are being furnished by AMG Investments, LLC, the largest shareholder of LNB Bancorp, Inc., an Ohio corporation, in connection with the solicitation of proxies from you, as holders of shares of common stock of LNB, for use at the special meeting of shareholders to be held on ______, 2008 at _____ local time, at ________________. This proxy statement and the BLUE proxy card are first being mailed to LNB shareholders on or about __________, 2008.
LNB has set the record date for determining shareholders entitled to notice of and to vote at the special meeting as ________, 2008. Shareholders of record as of the close of business on the record date will be entitled to vote at the special meeting. As of the record date, there were ___________ shares of common stock reported to be outstanding by LNB, with each share entitled to one vote at the special meeting. As of ________, 2008, AMG is the beneficial owner of 600,000 shares of common stock of LNB, which represent 8.2% of the votes entitled to be cast at the special meeting.
We asked this special meeting to be called to vote on the following proposals:
1.	To approve an amendment to LNB’s articles of incorporation to add a provision for the annual election of all directors;

2.	To approve an amendment to LNB’s articles of incorporation to add a provision to set the number of directors to a maximum of nine and a minimum of three;

3.	To approve an amendment to LNB’s articles of incorporation to add a provision to govern the removal of directors and the filling of vacancies created by such removals;

4.	To remove, without cause, all of LNB’s incumbent directors (namely Terry D. Goode, James R. Herrick, Kevin C. Martin, Benjamin C. Norton, John W. Schaeffer, Robert M. Campana, James F. Kidd, Daniel E. Klimas, Jeffrey F. Riddell, and Donald F. Zwilling), other than Daniel P. Batista, J. Martin Erbaugh and Lee C. Howley, and any other person elected or appointed to the LNB board by the members of the board since ______, 2008 to fill any vacancies or newly-created directorships;

5.	To elect, to the extent that shareholders vote to remove incumbent directors pursuant to Proposal 4 above, the following nominees to the board: Richard M. Osborne, Daniel G. Merkel and Thomas J. Smith;

6.	To adjourn the special meeting, if necessary, for the purposes of soliciting additional proxies to vote in favor of Proposals 1 through 5; and

7.	To oppose any proposal by LNB to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the special meeting to defeat our proposals.
This solicitation is being made by AMG and not on behalf of the board of directors or management of LNB.
We are not aware of any other matters to be brought before the special meeting. Should other matters be brought before the special meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.
A proxy may be given by any person who held shares of LNB on __________, 2008, the record date for the special meeting. Whether or not you plan to attend the special meeting, you are urged to sign and date the enclosed BLUE proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, so you may return the BLUE proxy card even if you have already delivered a proxy. Please do not return any proxy sent to you by LNB. If you have already returned a proxy card to LNB, that card will be automatically revoked if you complete and return the enclosed BLUE proxy card.
If your LNB shares are registered in your own name, please sign, date and mail the enclosed BLUE proxy card to D.F. King & Co., Inc. in the provided postage-paid envelope. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE proxy card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a BLUE proxy card to be signed representing your LNB shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of your instructions to AMG in care of D.F. King & Co. to the address below, so that we will be aware of all instructions given and can attempt to ensure that your instructions are followed.
Your vote is important, no matter how many or how few shares you own. We urge you to sign, date and return the enclosed BLUE proxy card today to cast your vote FOR the above proposals and our nominees.
IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR BLUE PROXY CARD OR NEED ADDITIONAL COPIES OF THESE PROXY MATERIALS, PLEASE CONTACT OUR PROXY SOLICITOR, D.F. KING, AT THE PHONE NUMBERS LISTED BELOW:
D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Shareholders call toll free: 800-549-6746
Banks and Brokers call collect: 212-269-5550
Fax: 212-809-8839

Background
AMG is an Ohio limited liability company whose principal business is to acquire, hold, sell or otherwise invest in all types of securities and other instruments. Currently, AMG’s investments consist solely of LNB’s shares. Steven A. Calabrese and Richard M. Osborne are the managing members of AMG.
On November 5, 2007, we filed a solicitation statement with the SEC asking LNB’s shareholders to support us in demanding a special meeting of shareholders. LNB’s management and board of directors strongly opposed our efforts to call this special meeting, claiming that such issues as board representation, composition and accountability should not be addressed at a special meeting. Despite LNB’s efforts to stop us, we believe that this special meeting is a perfect opportunity to address these issues and the failure of the strategy of LNB’s current board of directors. Ultimately, many of LNB’s shareholders agreed with us and we were successful in obtaining the votes required to call this special meeting.
We are conducting this solicitation in an effort to improve the business, operations, financial condition and strategic direction of LNB. Our proposals are intended to afford to you, as a shareholder of LNB, the opportunity to effect the necessary changes in the direction of LNB to enhance shareholder value rather than continuing with the status quo.
Why we need your help?
Performance
We are disappointed in LNB’s performance and believe it is imperative for management and the board of directors to take immediate steps to maximize shareholder value. The numbers speak for themselves. LNB’s financial results have steadily worsened every year for several years. From 2004 to 2006:
•	Net income declined 27%;

•	Earnings per share declined 26%; and

•	LNB’s total non-performing loans increased 160%.
The trend continued in 2007 with net income of $3.8 million for the first nine months of 2007 compared to net income of $4.5 million for the same period of 2006, a decline of 15%. This decline is even more dramatic given that net income for 2007 includes the contribution of Morgan Bank which was acquired in May 2007. In addition, comparing the first nine months of 2007 to the same period of 2006:
•	Earnings per share declined 20%;

•	LNB’s total non-performing loans increased 56%; and

•	Operating expense (called “noninterest expense” by LNB) increased 9%.
According to a recent survey of Ohio banks prepared by the respected investment banking firm Stifel Nicolaus, LNB compares poorly to other Ohio banks in a number of key performance indicators. With a return on average assets, or ROAA, of 0.52%, LNB ranks 36th of the 45 banks surveyed by Stifel Nicolaus, 33% below Ohio banks’ average ROAA. LNB’s return on average equity, or ROAE, of 6.37% ranks 31st of the 45 banks surveyed, also well below average. LNB’s efficiency ratio, which is a ratio of expenses to revenue, ranks 33rd of 44. Finally, LNB’s ratio of non-performing assets to assets is 1.37%, 30th of the 36 banks for which this information was available and 69% below the average.
LNB’s poor performance has been reflected in its stock price which has steadily declined over the last several years, as reflected in the graph below. LNB’s highest stock price over the last three years occurred on January 3, 2005 ($20.30 per share) and its low, coincidentally, occurred on January 21, 2008 ($12.99). In addition, LNB’s total share value, or market cap, has declined over $27 million since 2005, even including the additional issuance of shares in the Morgan Bank acquisition.
We are not satisfied with this level of performance. Are you?
Responsiveness
We do not believe that LNB’s current board and management is responsive to the concerns of its shareholders.
In September 2007, Gerald R. Armstrong, one of our fellow LNB shareholders, requested that LNB do away with its staggered board. In his letter to LNB, Mr. Armstrong pointed out that the shareholders of many banks, including KeyCorp and Fifth Third Bancorp, have passed resolutions to de-stagger their boards by wide margins. He asked LNB to voluntarily consider his proposal. Instead, LNB chose to reject the proposal, claiming that Mr. Armstrong was not eligible to make it. LNB’s board refuses to recognize the concerns of its shareholders. We support Mr. Armstrong’s proposal and intend, through Proposal 1, to seek to de-classify the board so that all of LNB’s directors are accountable to the shareholders every year.
In December 2007, we wrote to Sharon L. Churchill, LNB’s chief financial officer, regarding certain accounting policies the bank had adopted for the first quarter of 2007. According to LNB’s SEC filings, it appears that LNB avoided reporting a $1.2 million loss in the first quarter of 2007 by virtue of its adoption of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. We were concerned about the propriety of LNB’s use of Statement No. 159 and sought further explanation from LNB regarding its adoption of the statement. We never received a response to our letter.
We are also concerned about the relatively large amount of loans that LNB has outstanding to its officers and directors and their affiliates. At year-end 2006 the bank had outstanding loans to related parties of almost $25 million, representing nearly 4% of LNB’s net loan portfolio. We believe that this loan exposure to insiders is unusual for similarly situated banks. We requested additional information from Ms. Churchill, and posed several questions, related to these loans. For example, we have requested that the bank make public the range and average term and interest rates for these loans and the percentage of these loans that are non-recourse. We never received a response to our letter.
In early January, Mr. Osborne was contacted by LNB’s chairman of the board, James R. Herrick and a meeting was arranged to discuss AMG’s efforts to hold this special meeting, our proposals generally and specifically AMG’s request to have board representation. At this meeting, Mr. Herrick indicated that he would discuss AMG’s requests with the board and follow-up with Mr. Osborne after those discussions. Mr. Herrick has not contacted Mr. Osborne again and no additional conversations have taken place.
A Company in Disarray
In the last few years, there has been rampant turnover in LNB’s executive management. Since January 1, 2005, LNB has seen two new chief executive officers and two new chief financial officers. LNB appointed a new chief financial officer in March 2007 and appointed the former chief financial officer, Terry M. White, to the position of chief operating officer. Mr. White announced on January 15, 2008 that he was resigning from the company.
We believe that LNB’s leadership is in chaos. We need to return order to LNB.
Why is Mr. Klimas continuing to benefit from LNB’s poor performance?
While operating results have continued to deteriorate, LNB’s chief executive officer, Daniel E. Klimas, received a bonus for 2006 and stands to receive another bonus for 2007.

In February 2005, LNB entered into an employment agreement with Mr. Klimas whereby LNB agreed to provide for long-term compensation incentives for Mr. Klimas. LNB’s 2006 chief executive officer long term incentive plan provided for a possible incentive payment to Mr. Klimas of up to 50% of his base pay in the sole discretion of LNB’s compensation committee. The plan developed such lofty goals as “growth in the overall business of [LNB] in Lorain county and Cuyahoga county” and other unmentioned subjective performance goals established by the compensation committee. Even though LNB’s net income fell approximately 15% from 2005 to 2006, Mr. Klimas was awarded a $105,000 bonus.
In early 2007, LNB created the 2007 CEO short-tem incentive plan which covers the 2007 fiscal year. This plan provides for an undisclosed profitability goal that, if met, could lead to a bonus of up to 75% of Mr. Klimas’ base salary. LNB stated that, in order for any bonus to be payable to Mr. Klimas under the plan, LNB must achieve 100% of a specified (but undisclosed) target profitability goal. In addition, LNB announced in January 2008 that its compensation committee had approved the adoption of a 2007 CEO long-term incentive plan that covers the 2007 fiscal year and could award Mr. Klimas up to 50% of his base salary. The long-term incentive plan provides for more subjective goals. Absent from the 2007 long-term plan is any mention of profitability goals. According to LNB’s press release, the purpose of the plan was “to provide the CEO of [LNB] with a long term incentive to achieve superior personal performance at [LNB] during 2007 in order to benefit [LNB] and its shareholders.” A purpose diminished by the fact that the plan was adopted after the end of the 2007 fiscal year while LNB’s compensation committee should have known what, if any, of the enumerated subjective goals had been met. Why would LNB’s compensation committee adopt a 2007 long-term incentive plan for Mr. Klimas in early 2008, after the 2007 fiscal year is complete? Do they know something we don’t know?
LNB needs new leadership now.
Action Plan
LNB must formulate and implement a plan to improve its performance or consider strategic alternatives. In our opinion, based on the bank’s performance, the current board, with 13 members, has been unable to perform its role adequately. We believe that to operate effectively and efficiently the size of LNB’s board must be reduced to reflect the size of the company. In addition, we do not believe LNB’s classified board structure is in shareholders’ best interest because it reduces accountability to shareholders. We feel the shareholders should be given the opportunity to right-size and de-classify the board, remove many of the current directors and replace them with individuals with significant business and banking experience who are sensitive to shareholder concerns.
We do not believe that LNB’s current long-term strategic “plan” is working. LNB needs change now.

QUESTIONS and ANSWERS

Q:	Why am i receiving this proxy statment?

A:	You are receiving this proxy statement and the accompanying BLUE proxy card because you own LNB shares. This proxy statement contains information related to the solicitation of proxies by AMG for use at the special meeting of LNB shareholders to be held on _______, 2008 at _____ local time, at _____________________.

Q:	Who is entitled to vote?

A:	The record date is _________, 2008. Only holders of LNB’s common stock as of the close of business on ___________, 2008 are entitled to vote. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date only the enclosed BLUE proxy card and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of our proposals and nominees. You have the right to revoke your proxy any time before the meeting by
•	notifying D. F King & Co., our proxy solicitor, or LNB’s secretary,

•	voting in person, or

•	returning a later-dated proxy.
If you return your signed BLUE proxy card, but do not indicate your voting preferences, Richard M. Osborne or Steven A. Calabrese will vote FOR our proposals and FOR our nominees on your behalf.

Q:	What shares are included on the proxy card and what does it mean if I get more than one blue proxy card?

A:	The number of shares printed on your BLUE proxy card(s) represents all your shares under a particular registration. Receipt of more than one BLUE proxy card means that your shares are registered differently and are in more than one account. Sign and return all BLUE proxy cards to ensure that all your shares are voted.

Q:	What should I do if I receive a [white] proxy card from LNB’s board?

A:	You may receive a [white] proxy card(s), which is being solicited by the board. We urge you to discard any [white] proxy card or voting instruction forms sent to you by LNB. If you submit a proxy to us by signing and returning the enclosed BLUE proxy card, do not sign or return the [white] proxy card or follow any voting instructions provided to you by LNB unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a [white] proxy card to LNB, we urge you to revoke it simply by signing, dating and returning the enclosed BLUE proxy card. Only the latest-dated card returned will be counted. It is therefore very important that you date your proxy. It is not necessary to contact LNB for your revocation to be effective.

If you need assistance, please contact D.F. King & Co., Inc., our proxy solicitor, by telephone at 800-549-6746.

Q:	What constitutes a quorum?

A:	As of the record date, [________] shares of LNB’s common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the special meeting. If you submit a properly executed BLUE proxy card, you will be considered part of the quorum. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against a proposal.

Q:	What is the effect of “broker non-votes”?

A:	A “broker non-vote” occurs when a brokerage firm holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Institutions that hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, they are precluded from exercising their voting discretion with respect to the approval of “non-routine” matters, such as the proposals in this proxy statement, because they are being opposed by LNB’s management. Therefore, brokers will not have discretion to vote your shares if you hold your shares in “street name” (e.g., through a brokerage firm) and, unless instructed by their customer, do not send in a proxy card or voting instructions to vote the shares they hold in “street name.”

“Broker non-votes” will count as votes present for the purpose of determining whether a quorum is present. “Broker non-votes” are not counted for the purposes of electing directors (Proposal 5). Because the remaining proposals require the affirmative vote of a percentage of the outstanding shares, “broker non-votes” will have the same effect as a negative vote on each proposal.

Q:	Who can attend the special meeting?

A:	All shareholders of LNB as of the record date, ______________, 2008, can attend.

Q:	Who is LNB’s largest principal shareholder?

A:	AMG owns 600,000 shares of LNB’s common stock, or 8.2% of the stock entitled to vote at the special meeting. (See Annex A for more details)

Q:	What percentage of stock are LNB’s directors and executive officers entitled to vote at the special meeting?

A:	Together, they are entitled to vote ________ shares, or ___% of the common stock entitled to vote at the annual meeting. (See Annex B for more details.)

Q:	Who pays for AMG’s solicitation expenses?

A:	We will bear the entire expense of preparing this proxy statement and the soliciting of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation). Proxies may be solicited by AMG, its members, agents or representatives by phone, fax, email, mail, or personal solicitation. We will ask banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of LNB shares that these institutions hold. We will reimburse these institutions for their reasonable out-of-pocket expenses.

We have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies at a fee estimated at $25,000. We will reimburse D.F. King for its reasonable out-of-pocket expenses. D.F. King will utilize approximately 25 persons in its solicitation efforts.

We estimate that our total expenditures relating to the solicitation of proxies for approval of the proposals at this special meeting will be approximately [$50,000] (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total expenditures to date relating to these solicitations have been less than $_____.

PROPOSAL ONE
APPROVE AN AMENDMENT TO LNB’S ARTICLES OF INCORPORATION TO ADD A PROVISION FOR THE ANNUAL ELECTION OF DIRECTORS
We propose to amend LNB’s articles of incorporation to add a provision for the annual election of directors, as set forth below. Currently, LNB’s code of regulations (Article IV, Section 1(e)) provides that the board of directors shall be divided into three classes, with an equal number of directors in each class and with directors in each class standing for election at every third annual meeting of shareholders.
Pursuant to Article VIII, Section 2 (Conflicts of Instruments) of LNB’s code of regulations, the addition of a provision to LNB’s articles of incorporation providing for the annual election of directors would have the effect of overriding, or trumping, the board classification provision in LNB’s code of regulations, as LNB’s articles of incorporation are “superior to” the code of regulations. Therefore, the result of this amendment would be to de-classify LNB’s board of directors.
We believe that the election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of LNB and its shareholders.
LNB’s board of directors is currently divided into three classes, with each class elected to a three-year term. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually.
Several recent academic studies have found a significant positive relationship between governance practices that empower shareholders (such as de-classifying the board) and company value. For example, Harvard Law School’s Lucian A. Bebchuk and Alma Cohen found evidence that staggered boards cause an economically meaningful reduction in the value of a company (“The Costs of Entrenched Boards,” Journal of Financial Economics, 2005). Professor Bebchuk and his colleagues also determined that a staggered board provides no countervailing benefit, such as a higher purchase price premium upon the sale of the company (“The Powerful Antitakeover Force of Staggered Board,” Stanford Law Review, 2002).
Investors increasingly favor requiring annual elections for all directors. Shareholder proposals recommending annual elections received, on average, 63.9% of the vote in the first half of 2007, according to Institutional Shareholder Services (ISS) (2007 ISS Postseason Report). ISS also found that the prevalence of classified boards among S&P 500 companies has fallen dramatically, putting companies with classified boards in the minority.
We regard as unfounded the concern expressed by management of some companies that the annual election of all directors could destabilize the board or leave the company without experienced directors. The directors of most public companies are routinely re-elected every year. In the unlikely event that shareholders do vote to replace a significant number of the board members, such a decision would express enormous dissatisfaction with the incumbent directors and would reflect an urgent need for change. We feel that annually elected directors are equally capable of focusing on the long-term performance of our company and would also be more accountable to LNB’s shareholders.
Amendment
If the amendment to LNB’s articles of incorporation is adopted pursuant to this proposal, the addition to the articles would read as follows (additions indicated by underlining):
“EIGHTH. Members of the Board (“Directors”) shall be elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified.”
If approved, a de-classification of the board cannot, of itself, shorten the term of any incumbent director. Therefore, in order not to affect the unexpired terms of the previously-elected directors, each class would be elected to a one-year term beginning in the year in which that class would be re-elected — Class I directors in 2008, Class II directors in 2009 and Class III directors in 2010. However, if any current director is removed pursuant to Proposal 4 and our nominee is elected to fill that vacancy, our nominees have agreed to a one-year term beginning immediately if this proposal is approved. In addition, any current director who is not removed pursuant to Proposal 4 can voluntarily agree to an immediate one-year term if this proposal is approved.
Vote Required
Pursuant to Ohio law (ORC Section 1701.71(A)(1)), LNB’s articles of incorporation may be amended by the affirmative vote of holders of at least two-thirds (66 2/3%) of LNB’s outstanding shares and also by the affirmative vote of the holders of at least a majority of disinterested shares voted on the proposal as determined by Ohio law. A vote of the “disinterested shares” would exclude the vote of any “interested shareholder” as defined by Ohio law. We do not believe, based on SEC filings, that LNB has a shareholder that would meet the definition of “interested shareholder.” Therefore, this proposal would require the affirmative vote of holders of at least two-thirds (66 2/3%) of LNB’s outstanding shares.
The BLUE proxy card will be voted in favor of this proposal unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against this proposal and the amendment.
We urge you to vote FOR this proposal on the enclosed BLUE proxy card.

PROPOSAL TWO
APPROVE AN AMENDMENT TO LNB’S ARTICLES OF INCORPORATION
TO ADD A PROVISION TO SET THE NUMBER OF DIRECTORS AT
A MAXIMUM OF NINE AND A MINIMUM OF THREE
We propose to amend LNB’s articles of incorporation to add a provision to set the number of directors at a maximum of nine and a minimum of three, as set forth below. Currently, the size of LNB’s board of directors is fixed at 15 members by LNB’s code of regulations (Article IV, Section 1(a)). However, LNB’s current board consists of 13 members.
Pursuant to Article VIII, Section 2 (Conflicts of Instruments) of LNB’s code of regulations, the addition of a provision to LNB’s articles of incorporation setting the number of directors at a maximum of nine and a minimum of three would have the effect of overriding, or trumping, LNB’s code of regulation, as LNB’s articles of incorporation are “superior to” the code of regulations. Therefore, the result of this amendment will be to reduce the size of the board to a maximum of nine members and a minimum of three members.
We are proposing this amendment because we believe that a smaller board can operate more effectively and efficiently for the benefit of all of LNB’s shareholders.
Amendment
If the amendment to LNB’s articles of incorporation is adopted pursuant to this proposal, the addition to the articles would read as follows (additions indicated by underlining):
“NINTH. The number of Directors shall be no more than nine (9) and no less than three (3).”
No reduction in the size of the board will, of itself, shorten the term of any incumbent director. Therefore, if this Proposal 2 is approved and so long as LNB’s board is divided into three classes of directors, then each class of directors will be reduced pro-rata over the next three years until there are no more than nine members of the board of directors in total.
Vote Required
Pursuant to Ohio law (ORC Section 1701.71(A)(1)), LNB’s articles of incorporation may be amended by the affirmative vote of holders of at least two-thirds (66 2/3%) of LNB’s outstanding shares.
The BLUE proxy card will be voted in favor of this proposal unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against this proposal and the amendment.
We urge you to vote FOR this proposal on the enclosed BLUE proxy card.

PROPOSAL THREE
APPROVE AN AMENDMENT TO LNB’S ARTICLES OF INCORPORATION
TO ADD A PROVISION TO GOVERN THE REMOVAL OF DIRECTORS
AND THE FILLING OF VACANCIES
We propose to amend LNB’s articles of incorporation to add a provision to govern the removal of directors and the filling of vacancies created by such removal, as set forth below. Currently, LNB’s code of regulations (Article IV, Section 2(b)) provides that any director may be removed from the board (with or without cause) at any time and without notice or demand by the vote of the holders of at least 75% of LNB’s shares. Vacancies under the code of regulations resulting from the removal of a director (Article IV, Section 2(d)) may be filled by the vote of the majority of the remaining directors. The removal of directors pursuant to the proposed amendment to LNB’s articles of incorporation would provide that any director may be removed (with or without cause) at any time by the holders of a majority of LNB’s shares and that vacancies occurring on the board resulting from the removal of directors by the shareholders may not be filled by the board and shall only be filled by a plurality of the votes cast by shareholders.
Pursuant to Article VIII, Section 2 (Conflicts of Instruments) of LNB’s code of regulations, the addition of a provision to LNB’s articles of incorporation governing the removal of directors would have the effect of overriding, or trumping, the director removal provision in LNB’s code of regulations, as LNB’s articles of incorporation are “superior to” the code of regulations. Therefore, the result of this amendment will be to lessen the vote required to remove directors (with or without cause) and to only allow shareholders to vote to fill vacancies created by such removals.
LNB’s code of regulations requires the vote of 75% of the outstanding shares to remove a director, with or without cause. Given that abstentions and “broker non-votes” count against a proposal to remove a director, it could be very difficult to remove a director pursuant to the code of regulations. We, and an increasing number of investors, have come to believe that super-majority requirements allow minorities to protect their special interest and block proposals supported by most shareholders. We believe that directors should be held accountable. In our opinion, a super-majority provision to remove directors does not allow shareholders to enforce this accountability.
Amendment
If the amendment to LNB’s articles of incorporation is adopted pursuant to this proposal, the addition to the articles would read as follows (additions indicated by underlining):
“TENTH. Directors may be removed from the Board (with or without cause) at any time and without notice or demand by the vote of the holders of a majority of LNB’s Shares. Any vacancy occurring in the Board resulting from the removal of members of the Board by shareholders may not be filled by the Board and shall only be filled by a plurality of the votes cast by shareholders.”

If approved, this proposal will become effective immediately.
Vote Required
Pursuant to Ohio law (ORC Section 1701.71(A)(1)), LNB’s articles of incorporation may be amended by the affirmative vote of holders of at least two-thirds (66 2/3%) of LNB’s outstanding shares.
The BLUE proxy card will be voted in favor of this proposal unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against this proposal and the amendment.
We urge you to vote FOR this proposal on the enclosed BLUE proxy card.

PROPOSAL FOUR
REMOVE, WITHOUT CAUSE, CERTAIN EXISTING DIRECTORS
We are seeking to remove the following incumbent directors from the board and any other person elected or appointed to the board by the members of the board since _____, 2008 to fill vacancy on the board or any newly-created directorships without cause:
•	Terry D. Goode

•	James R. Herrick

•	Kevin C. Martin

•	Benjamin C. Norton

•	John W. Schaeffer

•	Robert M. Campana

•	James F. Kidd

•	Daniel E. Klimas

•	Jeffrey F. Riddell

•	Donald F. Zwilling
We are seeking the removal of these directors because we believe that the current directors have failed to formulate and implement a plan to improve LNB’s performance. In our opinion, based on the bank’s performance, the current board has been unable to perform its role adequately. We want to provide you with an alternative — that is the opportunity to replace the majority of the board with new members with a different base of experience and expertise, and a different set of perspectives, ideas and viewpoints. In our opinion, LNB would benefit from fresh perspectives, fresh ideas, fresh viewpoints and new energy as it seeks to confront the current challenges and the challenges that lie ahead. Our nominees will take a fresh look at many of LNB’s current initiatives and practices to improve the business, operations, financial condition and strategic direction of the bank. Among other things, the nominees will conduct a meaningful review of LNB’s operational and strategic plans to ensure that the enhancement of shareholder value is one of these ultimate objectives.
However, we are not proposing the removal of Daniel P. Batista, Martin J. Erbaugh (a new member from the Morgan Bank acquisition) or Lee C. Howley (the chairman of the audit committee and member of the executive committee), which we believe will help to provide continuity on the board.
If directors are removed pursuant to this proposal, we will seek to elect our own nominees to the board as specified in Proposal 5.
Vote Required
If Proposal 3 is approved at this special meeting, then these directors may be removed from the board by the affirmative vote of holders of a majority of LNB’s shares.

If Proposal 3 is not approved at this special meeting, then pursuant to Article IV, Section 2(b) of the code of regulations, these directors may be removed from the board by the affirmative vote of holders of 75% (three-quarters) of LNB’s shares.
The BLUE proxy card will be voted in favor of this proposal unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against this proposal.
We urge you to vote FOR this proposal on the enclosed BLUE proxy card.

PROPOSAL FIVE
ELECTION OF DIRECTORS
Assuming the incumbent directors are removed pursuant to Proposal 4, we propose that you elect Richard M. Osborne, Daniel G. Merkel and Thomas J. Smith as directors of LNB at the special meeting. However, if shareholders approve that removal of some, but not all of the incumbent directors listed in Proposal 4, the nominees above are proposed to be elected to the board in the following order until all of the vacancies created by the removal of the incumbent directors pursuant to Proposal 4 are filled: nominee Osborne, nominee Merkel and nominee Smith.
If elected, each nominee would be entitled to serve in a class of directors until the term of that class expires. If Proposal 1 to de-classify the board is approved at this special meeting, then once each class term expires, those directors would be subject to annual election, if nominated. However, our nominees have agreed that, if elected, they will serve only a one-year term and will be subject to re-election annually, effective immediately.
We believe that all of our nominees would be deemed “independent” under the relevant rules of the NASDAQ Stock Market. We also believe that one of our nominees, Mr. Smith, would qualify as an “audit committee financial expert,” as that term is defined by the SEC and the NASDAQ Stock Market. Each of our nominees has consented to serve as a director of LNB if elected.
By electing our nominees to the board, you will send a message to LNB that shareholders have suffered long enough and that you now expect results and you will hold the board and management accountable for delivering results.
The Nominees
Set forth below are the name, age, present principal occupation, employment history for at least the past five years and directorships of publicly-held companies for each of our nominees. None of the entities referenced below is a parent or subsidiary of LNB.

		Present Principal Occupation and Five Year
Name	Age	Employment History

Richard M. Osborne	62	Mr. Osborne is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery. Since September 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. He is also chairman of the board of Corning Natural Gas Corporation, a public natural gas utility company in Corning, New York, and chairman of the board of Energy West, Incorporated, a public utility company in Great Falls, Montana. From 1994 to 2003, Mr. Osborne served as vice-chairman of the board of GLB Bancorp in Mentor, Ohio.

		Present Principal Occupation and Five Year
Name	Age	Employment History

Daniel G. Merkel	64	Mr. Merkel was regional president - commercial lending from 2001 to 2006 and senior vice president - commercial lending from 1995 to 2001 of Republic Bancorp, Inc., a $6.2 billion commercial bank with offices in Michigan, Ohio and Indiana. Republic Bancorp merged with Citizens Bank in December 2006. Mr. Merkel is also a retired Naval captain.

Thomas J. Smith	63	Mr. Smith is chief financial officer and a director of Energy West. From 1999 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas. Mr. Smith is currently a director of John D. Oil and Gas. Since 2003, he has been president, treasurer and secretary of Northeast Ohio Natural Gas Corporation, a natural gas distribution company in Mentor, Ohio, and since 2002 he has been president, treasurer and secretary of Orwell Natural Gas Company, a natural gas distribution company in Mentor, Ohio. He is also a director of Corning Natural Gas. In addition, Mr. Smith has more than 20 years of direct banking experience. From 1994 to 2003, Mr. Smith was a director of GLB Bancorp. In addition, from July of 1994 to May of 1995, he served as treasurer of Great Lakes Bank. Mr. Smith is a Certified Public Accountant.
If elected to the board, our nominees intend to work actively with management and the remaining members of the board to effectuate a successful operational turnaround of LNB with the objective of enhancing shareholder value. However, there can be no assurance that the actions of our nominees, if elected, would improve LNB’s business or enhance shareholder value. In addition, our nominees, if elected, will not constitute a majority of LNB’s board of directors. Therefore, our nominees would not be able to take action at a meeting of the board at which all directors are present without the support of other directors.
We do not expect that our nominees will be unable to stand for election but in the event that they are unable to serve or for good cause will not serve, the shares represented by the enclosed BLUE proxy card will be voted for substitute nominees. In addition, we reserve the right to nominate substitute persons if LNB makes or announces any changes to its code or articles of incorporation or takes or announces any other action that has, or if consummated would have, the effect of disqualifying our nominees. In any such case, shares represented by the enclosed BLUE proxy card will be voted for our substitute nominees.
Our nominees will not receive any compensation from AMG for their services as directors of LNB. Our nominees, if elected, would receive the same compensation as the existing directors, payable in accordance with LNB’s existing payment practices.
Vote Required

This proposal requires that directors be elected by a plurality of the votes cast. For example, those candidates receiving the largest number of votes in favor of election for the number of open positions are elected. “Broker non-votes” are not counted for the purposes of electing directors.
If you have signed the BLUE proxy card and no marking is made, you will be deemed to have given direction to vote all of your shares represented by the BLUE proxy card for AMG’s nominees.
We urge you to vote FOR the election of each of our nominees on the enclosed BLUE proxy card.

PROPOSAL SIX
TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO
SOLICIT ADDITIONAL PROXIES TO VOTE IN FAVOR OF
PROPOSALS ONE THROUGH FIVE
According to LNB’s code of regulations (Article II, Section 5(b)), a majority of the shares of LNB represented at a meeting, even if less than a quorum, may adjourn the meeting from time to time to time, without further notice if the date, time and place to which the meeting are adjourned is fixed and announced at the meeting. At any adjourned meeting, shareholders may transact any business that might be transacted at the original meeting.
We are seeking the approval to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposals 1 through 5.
Vote Required
A majority of the shares of LNB represented at a meeting, even if less than a quorum, may adjourn the special meeting.
The BLUE proxy card will be voted in favor of this proposal unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against this proposal.
We urge you to vote FOR this proposal on the enclosed BLUE proxy card.

PROPOSAL SEVEN
TO VOTE FOR A PROPOSAL BY AMG TO OPPOSE ANY PROPOSAL BY LNB TO
ADJOURN OR POSTPONE THE SPECIAL MEETING
If LNB seeks to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event there are not sufficient votes at the time of the special meeting to defeat our proposals, we are seeking your approval to vote against LNB’s adjournment or postponement of the special meeting.
We urge you to vote FOR our proposal to oppose any proposal by LNB to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in opposition to our proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Annex B to this proxy statement sets forth certain information regarding beneficial ownership of LNB’s shares taken from LNB’s special meeting preliminary proxy statement, filed with the SEC on                       , 2008 and is incorporated herein by reference.
FUTURE SHAREHOLDER PROPOSALS
According to LNB’s special meeting proxy statement filed with the SEC on             , 2008, any LNB shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by LNB in connection with its annual meeting of shareholders to be held in 2009 must do so no later than November       , 2008. To be considered eligible for inclusion in LNB’s proxy statement in connection with its annual meeting of shareholder to be held in 2009, a proposal must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended. Shareholder proposals should be directed to LNB Bancorp, Inc., Attention: Investor Relations, 457 Broadway, Lorain, Ohio 44052.
LNB’s code of regulations establishes advance notice procedures as to the nomination by shareholders of candidates for election as directors. In order to make a director nomination, it is necessary that you notify LNB in writing no fewer than 14 days nor more than 50 days in advance of next year’s annual meeting unless LNB gives you less than 21 days notice of the annual meeting and then notice of nominations must be given no later than the seventh day after we mailed notice of the annual meeting to you. Notice of nominations of directors must also meet all other requirements contained in LNB’s code of regulations. You may obtain the code of regulations by written request. Such request should be directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
IN THIS SOLICITATION
Each of AMG, Richard M. Osborne, Steven A. Calabrese, Daniel G. Merkel and Thomas J. Smith is a “participant” in this solicitation. The address of AMG and the business address of Messrs. Osborne and Smith is 8500 Station Street, Suite 113, Mentor, Ohio 44060. The business address of Mr. Calabrese is 1110 Euclid Avenue, Suite 300, Cleveland, Ohio 44115. The address of Mr. Merkel is 4293 Emerald Boulevard, Richfield, Ohio 44268. The principal business of AMG is to acquire, hold, sell or otherwise invest in all types of securities and other instruments. Information regarding Messrs. Osborne, Merkel and Smith is set forth above under “Proposal Five — Election of Directors — The Nominees.” Mr. Calabrese’s principal occupation is managing partner of Calabrese, Racek and Markos, Inc, which operates a number of commercial real estate companies in Cleveland, Ohio and Tampa, Florida. The firm specializes in evaluation, market research and reporting, management, construction and development services for commercial and industrial real estate. Mr. Calabrese is a member of the board of directors of Energy West, Incorporated and John D. Oil and Gas Company.
Annex A lists certain information regarding ownership of LNB’s stock by AMG and Mr. Merkel and transactions in shares made by them during the last two years. AMG beneficially owns 600,000 shares of LNB’s stock, or approximately 8.2% of the outstanding shares. AMG may, however, change or alter its investment strategy at any time to increase or decrease its holdings in LNB. The amount of funds expended by AMG to acquire the LNB shares it beneficially owns was $8,577,450 (excluding commissions). The source of funds for this consideration was a combination of working capital of AMG and margin debt from Wachovia Securities. Interest on the margin debt is computed at a select rate above the rate banks charge securities brokers, or call money rate, and is subject to change, without notice, if the call money rate changes. To the extent permitted by law, Wachovia has a lien on certain of AMG’s LNB shares. Mr. Merkel beneficially owns 10 shares of LNB, or less than 1% of the outstanding shares. Messrs. Osborne and Calabrese do not own shares of LNB other than through their ownership of AMG. Mr. Smith does not own shares of LNB.
AMG intends to vote its shares FOR the proposals and FOR the nominees in this proxy statement.
Except as described in this proxy statement, AMG is not now, nor has it been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of LNB (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).
There are no material proceedings to which AMG, Mr. Osborne, Mr. Calabrese, Mr. Merkel or Mr. Smith or any of their associates is a party adverse to LNB or any of its subsidiaries or has a material interest adverse to LNB or any of its subsidiaries. Except as described in this solicitation statement, none of AMG, Mr. Osborne, Mr. Calabrese, Mr. Merkel or Mr. Smith nor any of their associates has any interest in the matters to be voted upon at the special meeting, other than an interest, if any, as a shareholder of LNB.
Mr. Calabrese is the managing partner of Calabrese, Racek and Markos, Inc. (CRM), a full-service commercial/industrial real estate firm. CRM provides consulting and appraisal services for borrowers and banks throughout Northeast Ohio, including LNB. Mr. Calabrese believes the fees received by CRM from matters involving LNB are less than $25,000 annually. In addition, Mr. Calabrese and/or CRM are partners of and/or manage various limited partnerships, some of which may have obtained loans from LNB in the ordinary course of business. Mr. Calabrese assumes these loans would be on substantially the same terms LNB offers to other customers. Except as described in this proxy statement, to the best knowledge of AMG, none of AMG, Mr. Osborne, Mr. Calabrese, Mr. Merkel or Mr. Smith nor any of their associates (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of LNB’s last fiscal year, or in any currently proposed transaction, to which LNB or any of its subsidiaries is a party where the amount involved was in excess of $120,000 and in which such person had, or will have, a direct or indirect material interest; (ii) has been indebted to LNB or any of its subsidiaries; (iii) has borrowed any funds for the purpose of acquiring or holding any securities of LNB, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of LNB, any future employment by LNB or its affiliates, or any future transaction to which LNB or any of its affiliates will or may be a party; (iv) has purchased or sold any securities of LNB within the past two years; or (v) is the direct or indirect beneficial or record owner of any securities of LNB or any parent or subsidiary of LNB.

We do not expect to receive any fees or other compensation as a result of this solicitation of proxies approving our proposals.
ADDITIONAL INFORMATION
The principal executive offices of LNB are located at 457 Broadway, Lorain, Ohio 44052. Except as otherwise noted herein, the information in this proxy statement concerning LNB has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge indicating that any statement contained herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by us or on our behalf, or for any failure by LNB to disclose events that may affect the significance or accuracy of such information.
YOUR SUPPORT IS IMPORTANT
We are seeking your support for our proposals and our nominees at this special meeting. Please sign, date and mail the enclosed BLUE proxy card in the provided postage-paid envelope by                     , 2008.
If your LNB shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can sign a request with respect to your shares. Accordingly, please contact the person responsible for your account and give him or her instructions for a request to be signed representing your shares.
WHO TO CALL IF YOU HAVE ANY QUESTIONS
If you have any questions or require any assistance, please contact us or our proxy solicitor, D.F. King & Co., at the following:
AMG Investments, LLC
Attn: Richard M. Osborne
8500 Station Street, Suite 113
Mentor, OH 44060
Phone: 440-951-1111
Fax: 440-255-8645
D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Shareholders call toll free: 800-549-6746
Banks and Brokers call collect: 212-269-5550
Fax: 212-809-8839

Thank you for your continued support.
Respectfully Submitted,
AMG Investments, LLC

/s/ Richard M. Osborne and /s/ Steven A. Calabrese
By Richard M. Osborne and Steven A. Calabrese, Co-Managers
February ___, 2008

ANNEX A
Additional Information Regarding the Participants
The following table sets forth information regarding the holdings of LNB’s shares by AMG and Mr. Merkel as of                       , 2008.

	Shares Participant
	Holds or May Be
	Deemed to Hold
Participant and Address	Beneficially	Percent of Class[1]

AMG Investments, LLC	600,000	8.2%
8500 Station Street, Suite 113 Mentor, Ohio 44060

Daniel G. and Ann M. Merkel	10	*
4293 Emerald Blvd. Richfield, Ohio 44286
* less than 1%
The following table sets forth purchases of shares by AMG during the past two years. AMG did not sell any common stock of LNB during the past two years.

		Approximate Per Share Price
Date	Number of Shares	(Excluding Commissions)

3/12/2007	200	$15.32
3/12/2007	15,000	$15.42
3/13/2007	700	$15.16
3/13/2007	2,500	$15.23
3/13/2007	1,400	$15.25
3/13/2007	100	$15.24
3/13/2007	6,900	$15.21
3/13/2007	2,200	$15.19
3/13/2007	25,300	$15.20
3/13/2007	200	$15.18
3/14/2007	100	$15.15
3/14/2007	1,400	$15.23
3/16/2007	9,000	$15.33
3/20/2007	3,500	$15.52
3/21/2007	2,800	$15.48
3/26/2007	350	$15.30
4/09/2007	700	$15.15
4/10/2007	300	$15.15
4/10/2007	1,000	$15.05
4/19/2007	100	$14.80
4/20/2007	1,000	$14.85
4/20/2007	802	$14.80
4/24/2007	2,000	$14.60

[1]	Based on the number of shares outstanding as reported in LNB’s Quarterly Report on Form 10-Q for the period ended September 30, 2007.

A-I

		Approximate Per Share Price
Date	Number of Shares	(Excluding Commissions)
4/24/2007	2,000	$14.55
4/24/2007	1,750	$14.50
4/26/2007	900	$14.36
5/07/2007	105,000	$14.11
5/07/2007	500	$13.95
5/08/2007	15,900	$14.10
5/09/2007	25,000	$14.10
5/09/2007	305,079	$14.03
6/12/2007	3,500	$15.00
6/14/2007	25,800	$15.15
6/18/2007	924	$15.05
6/18/2007	1,000	$15.15
10/25/2007	1,000	$14.25
10/25/2007	3,000	$14.15
11/9/2007	700	$13.25
11/13/2007	100	$13.47
11/14/2007	3,000	$14.10
11/14/2007	1,000	$14.01
11/14/2007	200	$14.00
11/15/2007	6,000	$14.20
11/20/2007	200	$14.35
12/31/2007	1,000	$14.69
1/02/2007	18,895	$14.80
The following table sets forth purchases of shares by Mr. Merkel during the past two years. Mr. Merkel did not sell any common stock of LNB during the past two years.

		Approximate Per Share Price
Date	Number of Shares	(Excluding Commissions)
1/24/2008	10	$13.49
A-II

ANNEX B
Security Ownership of Certain Beneficial Owners and Management
[TO COME FROM LNB’S PROXY STATEMENT]

Proxy Card for Special Meeting
of Shareholders of LNB Bancorp, Inc.
Scheduled for                               , 2008
THIS PROXY IS SOLICITED BY AMG INVESTMENTS, LLC
The undersigned hereby appoints Richard M. Osborne or Steven A. Calabrese, or either of them, with full power of substitution, as proxies to vote, for and in the name of the undersigned, all shares of common stock of LNB Bancorp, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders of LNB Bancorp, Inc. scheduled for [                              ], 2008 at [                              ], and at any adjournments or postponements of the meeting. This proxy will be voted in accordance with your instructions specified below. If you do not give any specific instructions, this proxy will be voted FOR each of the following Proposals, including the removal of some of LNB’s incumbent directors in Proposal 4 and the election of AMG’s nominees in Proposal 5. In addition, the proxies are authorized to vote in their discretion on any other matters that may properly come before the Special Meeting.
PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
AMG STRONGLY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS AND “FOR” AMG’s DIRECTOR NOMINEES:
1. To approve an amendment to LNB’s articles of incorporation to add a provision for the annual election of all directors;
FOR ☐                              AGAINST ☐                              ABSTAI N ☐
2. To approve an amendment to LNB’s articles of incorporation to add a provision to set the number of directors at a maximum of nine and a minimum of three;
FOR ☐                              AGAINST ☐                              ABSTAI N ☐
3. To approve an amendment to LNB’s articles of incorporation to add a provision to govern the removal of directors and the filling of vacancies created by such removals;
FOR ☐                              AGAINST ☐                              ABSTAI N ☐
4. To remove, without cause, all of LNB’s incumbent directors other than Daniel P. Batista, J. Martin Erbaugh and Lee C. Howley, and any other person elected or appointed to the LNB board by the members of the board since                               , 2008 to fill any vacancies or newly-created directorships;

(01)	Terry D. Goode	FOR ☐	AGAINST ☐	ABSTAIN ☐

(02)	James R. Herrick	FOR ☐	AGAINST ☐	ABSTAIN ☐

(03)	Kevin C. Martin	FOR ☐	AGAINST ☐	ABSTAIN ☐

(04)	Benjamin C. Norton	FOR ☐	AGAINST ☐	ABSTAIN ☐

(05)	John W. Schaeffer	FOR ☐	AGAINST ☐	ABSTAIN ☐

(06)	Robert M. Campana	FOR ☐	AGAINST ☐	ABSTAIN ☐

(07)	James F. Kidd	FOR ☐	AGAINST ☐	ABSTAIN ☐

(08)	Daniel E. Klimas	FOR ☐	AGAINST ☐	ABSTAIN ☐

(09)	Jeffrey F. Riddell	FOR ☐	AGAINST ☐	ABSTAIN ☐

(10)	Donald F. Zwilling	FOR ☐	AGAINST ☐	ABSTAIN ☐

(11)	Any other person elected or appointed to the board of LNB since ___, 2008 to fill any vacancy or any newly created directorship	FOR ☐	AGAINST ☐	ABSTAIN ☐
5. To elect, to the extent that shareholders vote to remove incumbent directors pursuant to Proposal 4 above, Richard M. Osborne, Daniel G. Merkel and Thomas J. Smith to the board; provided, however, to the extent shareholders approve the removal of some, but not all of the incumbent directors listed in Proposal 4, the nominees above are proposed to be elected to the Board in the following order: Mr. Osborne, Mr. Merkel, Mr. Smith.
FOR ☐ WITHHELD ☐

FOR, EXCEPT WITHHELD FROM THE FOLLOWING NOMINEE: ☐

6. To adjourn the special meeting, if necessary, for the purposes of soliciting additional proxies to vote in favor of Proposals 1 through 5; and
FOR ☐                              AGAINST ☐                              ABSTAI N ☐
7. To oppose any proposal by LNB to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the special meeting to defeat our proposals.
FOR ☐                              AGAINST ☐                              ABSTAI N ☐
This proxy card revokes all proxies previously given by the undersigned.
Please sign exactly as your name appears on this proxy card. All joint owners should sign. If you are signing in a fiduciary capacity or as a corporate officer, please also provide your full title.

Date , 2008	Signature

Signature if held jointly

Title, if applicable